                                                                    EXHIBIT 10.6

                            EMPLOYMENT AGREEMENT


     THIS EMPLOYMENT AGREEMENT (this "Agreement") is entered into as of October 28, 1996, but effective as of January 1, 1997, by and between SUN COMMUNITIES, INC., a Maryland corporation (the "Company"), and GARY A. SHIFFMAN (the "Executive").

                            W I T N E S S E T H:

     WHEREAS, the Company desires to continue the employment of the Executive, and the Executive desires to continue to be employed by the Company, on the terms and subject to the conditions set forth below.

     NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement, the parties agree as follows:

     1. Employment.

        (a) The Company agrees to employ the Executive and the Executive accepts the employment, on the terms and subject to the conditions set forth below. During the term of employment hereunder, the Executive shall serve as Chief Executive Officer and President of the Company, and shall do and perform diligently all such services, acts and things as are customarily done and performed by such officers of companies in similar business and in size to the Company, together with such other duties as may reasonably be requested from time to time by the Board of Directors of the Company (the "Board"), which duties shall be consistent with the Executive's positions as set forth above.

        (b) For service as an officer and employee of the Company, the Executive shall be entitled to the full protection of the applicable indemnification provisions of the Articles of Incorporation and Bylaws of the Company, as they may be amended from time to time.

     2. Term of Employment.

        Subject to the provisions for termination provided below, the term of the Executive's employment under this Agreement shall commence on January 1, 1997 and shall continue thereafter for a period of five (5) years ending on December 31, 2001; provided, however, that the term of this Agreement shall be automatically extended for successive terms of one (1) year each, unless either party notifies the other party in writing of its desire to terminate this Agreement at least thirty (30) days before the end of the term then in effect.

     3. Devotion to the Company's Business.

        The Executive shall devote his best efforts, knowledge, skill, and his entire productive time, ability and attention to the business of the Company during the term of this Agreement; provided, however, the Executive's expenditure of reasonable amounts of time to various charitable and other community activities, or to the Executive's own personal investments and projects, shall not be deemed a breach of this Agreement so long as the amount of time so devoted does not materially impair, detract or adversely affect the performance of Executive's duties under this Agreement.





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     4. Compensation.

        (a) During the term of this Agreement, the Company shall pay or provide, as the case may be, to the Executive the compensation and other benefits and rights set forth in paragraphs 4, 5 and 6 of this Agreement.

        (b) Base Compensation. As compensation for the services to be performed hereafter, the Company shall pay to the Executive, during his employment hereunder, an annual base salary (the "Base Salary") payable in accordance with the Company's usual pay practices (and in any event no less frequently than monthly) at the rate of:

           (i) Two Hundred Fifty Thousand Dollars ($250,000.00) for the first year of this Agreement; and

           (ii) Three Hundred Fifty Thousand Dollars ($350,000.00) for each year thereafter.

        (c) COLA Adjustment. At the beginning of each calendar year of this Agreement, commencing with calendar year 1999, and on such date each year thereafter (the "Adjustment Date"), the Base Salary shall be increased in accordance with the increase, if any, in the cost of living during the preceding one year as determined by the percentage increase in the Consumers Price Index-All Urban Consumers (U.S. City Average/all items) published by the Bureau of Labor Statistics of the U.S. Department of Labor (the "Index"). The average Index for calendar years 1997 and 1998 shall be considered the "Base." The Base Salary for the calendar year following each Adjustment Date shall be the Base Salary specified in Paragraph 4(b) increased by the percentage increase, if any, in the Index for the calendar year immediately preceding the Adjustment Date over the Base. In the event the Index shall cease to be published or the formula underlying the Index shall change materially from the formula used for the Index as of the date hereof, then there shall be substituted for the Index such other index of similar nature as is then generally recognized and accepted. In no event shall the Base Salary during each adjusted calendar year be less than that charged during the preceding year of this Agreement.

        (d) Cash Signing Bonus. Upon the execution of this Agreement, the Company shall pay the Executive the sum of Fifty Thousand Dollars ($50,000.00).

        (e) Incentive Compensation. The Company shall pay to the Executive incentive compensation ("Incentive Compensation") for each calendar year that the Executive is employed under this Agreement ("Bonus Year"), not later than February 28 following the end of such Bonus Year or the termination of the employment, as the case may be, prorated on a per diem basis for partial Bonus Years, determined and calculated as follows:

        If the Company's Funds from Operations (as defined below) per share of the Company's common stock, $.01 par value ("Common Stock"), for the Bonus Year increased by more than five percent (5%) over the Company's Funds from Operations per share of Common Stock for the previous calendar year, then the Executive shall be entitled to Incentive Compensation equal to twenty-five percent



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        (25%) of the Base Salary for the Bonus Year in which the increase occurred. If the Company's Funds from Operations per share of Common Stock for the Bonus Year increased by more than eight and one half percent (8.5%) over the Company's Funds from Operations per share of
        Common Stock for the previous calendar year, then the   Executive shall
        be entitled, in lieu of the Incentive Compensation described in the immediately preceding sentence, to Incentive Compensation equal to fifty percent (50%) of the Base Salary for the Bonus Year in which the increase occurred. For purposes hereof, "Funds from Operations" shall have the meaning ascribed to such term by the National Association of Real Estate Investment Trusts ("NAREIT") and Funds from Operations shall be calculated in accordance with NAREIT's definition of such term.

        Such Incentive Compensation shall be paid half in cash and half in shares of Common Stock (the "Stock Bonus Portion"). The number of shares of Common Stock to be issued to the Executive as his Stock Bonus Portion shall be equal to a fraction, the numerator of which is the dollar amount of the Stock Bonus Portion, and the denominator of which is the "Stock Fair Market Value" (as defined below); provided, however, that no partial shares of Common Stock shall be issued and the Executive shall receive cash in an amount equal to the Stock Fair Market Value of any such partial shares that would have otherwise been issued as the Stock Bonus Portion. For purposes of this Agreement, (i) "Stock Fair Market Value" shall be equal to the average of the last reported sales prices for the five (5) consecutive Trading Days (as defined below) commencing ten (10) Trading Days prior to February 15th in the year after the applicable Bonus Year; and (ii) "Trading Days" shall mean each day that securities are sold on a national securities exchange or in the over-the-counter market or, in case no such reported sale takes place on any such day, the average of the closing bid and asked price, in either case as reported on the principal national securities exchange on which the Common Stock is listed or admitted to trading, or, if the Common Stock is not listed or admitted to trading on any national securities exchange, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers Automated Quotation System or such other system then in use.

        The determination of the Incentive Compensation shall be made no later than February 15 of each calendar year of this Agreement by the independent public accountants regularly retained by the Company, who shall provide a copy of their calculations to both the Executive and the Company. The Executive shall have the right to dispute any such calculation, which dispute shall be submitted to arbitration as provided in this Agreement if the Company and the Executive are unable to resolve the dispute within thirty (30) days after written notice of the dispute is delivered by the Executive to the Company. Notwithstanding a dispute of the calculation of the Incentive Compensation, the Company shall pay the Executive the Incentive Compensation in accordance with the terms of this Agreement and the Executive's receipt of such Incentive Compensation shall not be deemed a waiver of his right to dispute the calculation of the Incentive Compensation.

        (f) Stock Options. As of the date hereof, the Company granted the Executive the option (the "Option") to purchase 250,000 shares of Common Stock (the "Option Shares") at $28.6375 per share in accordance with the terms and conditions of the Company's Amended and Restated 1993 Stock Option Plan (the "Option Plan"). The Option Shares shall vest and become fully exercisable by the Executive in accordance with the following schedule:



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
        Vesting Date                   Vested Option Shares
        ----------------               --------------------
        October 28, 1996                     50,000
        October 28, 1997                     50,000
        October 28, 1998                     50,000
        October 28, 1999                     50,000
        October 28, 2000                     50,000


        (g) Disability. During any period that the Executive fails to perform his duties hereunder as a result of incapacity due to physical or mental illness (the "Disability Period"), the Executive shall continue to receive his full Base Salary, Incentive Compensation and other benefits at the rate in effect for such period until his employment is terminated by the Company pursuant to paragraph 7(a)(iii) hereof; provided, however, that payments so made to the Executive during the Disability Period shall be reduced by the sum of the amounts, if any, which were paid to the Executive at or prior to the time of any such payment under disability benefit plans of the Company.

     5. Benefits.

        (a) Insurance. The Company shall provide to the Executive life, medical and hospitalization insurance for himself, his spouse and eligible family members as may be determined by the Board to be consistent with the Company's standard policies.

        (b) Benefit Plans. The Executive, at his election, may participate, during his employment hereunder, in all retirement plans, 401(K) plans and other benefit plans of the Company generally available from time to time to other executive employees of the Company and for which the Executive qualifies under the terms of the plans (and nothing in this Agreement shall or shall be deemed to in any way affect the Executive's right and benefits under any such plan except as expressly provided herein). The Executive shall also be entitled to participate in any equity, stock option or other employee benefit plan that is generally available to senior executives of the Company. The Executive's participation in and benefits under any such plan shall be on the terms and subject to the conditions specified in the governing document of the particular plan.

        (c) Annual Vacation. The Executive shall be entitled to the following vacation time, without loss of compensation: (i) four (4) weeks vacation time for the first year of this Agreement; (ii) five (5) weeks vacation time for the second year of this Agreement; and (iii) six (6) weeks vacation for the third year of this Agreement and every year thereafter. The Executive shall not take more than fourteen (14) consecutive calendar days of vacation without the prior approval of the Company's Board of Directors. In the event that the Executive is unable for any reason to take the total amount of vacation time authorized herein during any year, he may accrue such unused time and add it to the vacation time for any following year; provided, however, that no more than ten
(10) business days of accrued vacation time may be carried over at any time (the "Carry-Over Limit"). In the event that the Executive has accrued and unused vacation time in excess of the Carry-Over Limit (the "Excess Vacation Time"), the Excess Vacation Time shall be paid to the Executive within ten (10) days of the end of the year in which the Excess Vacation Time was



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

earned based on the Base Salary then in effect. Upon any termination of this Agreement for any reason whatsoever, accrued and unused vacation time (not to exceed thirty (30) business days) shall be paid to the Executive within ten
(10) days of such termination based on the Base Salary in effect on the date of such termination. For purposes of this Agreement, one-twelfth (1/12) of the applicable annual vacation time shall accrue on the last day of each calendar month that the Executive is employed under this Agreement.

     6. Reimbursement of Business Expenses.

        The Company shall reimburse the Executive or provide him with an expense allowance during the term of this Agreement for travel, entertainment and other expenses reasonably and necessarily incurred by the Executive in connection with the Company's business. The Executive shall furnish such documentation with respect to reimbursement to be paid hereunder as the Company shall reasonably request.


7.   Termination of Employment.

        (a)  The Executive's employment under this Agreement may be terminated:

             (i) by either the Executive or the Company at any time for any reason whatsoever or for no reason upon not less than sixty
        (60) days written notice;

             (ii) by the Company at any time for "cause" as defined below, without prior notice;

             (iii) by the Company upon the Executive's "permanent disability" (as defined below) upon not less than thirty (30) days written notice; and

             (iv) upon the Executive's death.

        (b) For purposes hereof, for "cause" shall mean the material breach of any provision of this Agreement by the Executive which breach, if curable, continues uncured for a period of twenty (20) days after the Executive's receipt of written notice of such breach from the Company, or any action of the Executive (or the Executive's failure to act), which, in the reasonable determination of the Board, involves malfeasance, fraud, or moral turpitude, or which, if generally known, would or might have a material adverse effect on the Company and/or its reputation.

        (c) For purposes hereof, the Executive's "permanent disability" shall be deemed to have occurred after one hundred twenty (120) consecutive days during which the Executive, by reason of his physical or mental disability or illness, shall have been unable to discharge his duties under this Agreement. The date of permanent disability shall be such one hundred twenty-first (121st) day. In the event either the Company or the Executive, after receipt of notice of the Executive's permanent disability from the other, disputes that the Executive's permanent disability shall have occurred, the Executive shall promptly submit to a physical examination by the chief of medicine of any major accredited hospital in Michigan and, unless such physician shall issue his written statement to the effect that in his opinion, based on his diagnosis, the Executive is capable



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of resuming his employment and devoting his full time and energy to discharging his duties within thirty (30) days after the date of such statement, such permanent disability shall be deemed to have occurred.

     8. Compensation Upon Termination or Disability.

        (a) In the event that the Company terminates the Executive's employment under this Agreement without "cause" pursuant to paragraph 7(a)(i) hereof, the Executive shall be entitled to any unpaid Base Salary and benefits accrued and earned by him hereunder up to and including the effective date of such termination, which shall be paid by the Company to the Executive within thirty
(30) days of the effective date of such termination, and the Company shall pay the Executive monthly an amount equal to one-twelfth (1/12) of the Base Salary that would otherwise be payable under this Agreement for a period of up to eighteen (18) months if the Executive fully complies with paragraph 12 of this Agreement (the "Severance Payment"). Notwithstanding the foregoing, the Company, in its sole discretion, may elect to make the Severance Payment to the Executive in one lump sum due within thirty (30) days of the Executive's termination of employment. In the event that the Company terminates the Executive's employment under this Agreement without "cause" pursuant to paragraph 7(a)(i) hereof, the Executive, in his sole and absolute discretion, may decline the Severance Payment by written notice to the Company prior to the payment of any portion of the Severance Payment, in which event the Company shall have no obligation to make the Severance Payment and Executive shall be relieved of the restrictions imposed by subparagraphs (ii), (v) and (vi) of paragraph 12(a) of this Agreement. Notwithstanding anything in this Agreement to the contrary, in the event that the Executive declines the Severance Payment in accordance with this paragraph 8(a), subparagraphs (ii), (v) and (vi) of paragraph 12(a) of this Agreement shall become null and void and of no further force and effect.

        (b) In the event of termination of the Executive's employment under this Agreement for "cause" or if the Executive voluntarily terminates his employment hereunder, the Executive shall be entitled to no further compensation or other benefits under this Agreement, except only as to any unpaid Base Salary, Incentive Compensation and benefits accrued and earned by him hereunder up to and including the effective date of such termination.

        (c) In the event of termination of the Executive's employment under this Agreement due to the Executive's permanent disability or death, the Executive (or his successors and assigns in the event of his death) shall be entitled to any unpaid Base Salary and benefits accrued and earned by him hereunder up to and including the effective date of such termination, which shall be paid by the Company to the Executive or his successors and assigns, as appropriate, within thirty (30) days of the effective date of such termination, and the Company shall pay the Executive monthly an amount equal to one-twelfth (1/12) of the Base Salary that would otherwise be payable under this Agreement for a period of up to twenty four (24) months if the Executive fully complies with paragraph 12 of this Agreement (the "Disability Payment"); provided, however, that payments so made to the Executive shall be reduced by the sum of the amounts, if any, which: (i) were paid to the Executive at or prior to the time of any such payment under disability benefit plans of the Company, and
(ii) did not previously reduce the Base Salary, Incentive Compensation and other benefits due the Executive under paragraph 4(g) of this Agreement. Notwithstanding the foregoing, the Company, in its sole discretion, may elect to make the Disability Payment to the



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

Executive in one lump sum due within thirty (30) days of the Executive's termination of employment. In the event of termination of the Executive's employment under this Agreement due to the Executive's permanent disability, the Executive, in his sole and absolute discretion, may decline the Disability Payment by written notice to the Company prior to the payment of any portion of the Disability Payment, in which event the Company shall have no obligation to make the Disability Payment and Executive shall be relieved of the restrictions imposed by subparagraphs (ii), (v) and (vi) of paragraph 12(a) of this Agreement. Notwithstanding anything in this Agreement to the contrary, in the event that the Executive declines the Disability Payment in accordance with this paragraph 8(c), subparagraphs (ii), (v) and (vi) of paragraph 12(a) of this Agreement shall become null and void and of no further force and effect.

        (d) Regardless of the reason for termination of the Executive's employment hereunder, Incentive Compensation and benefits shall be prorated and paid for any period of employment not covering an entire year of employment.

        (e) Notwithstanding anything to the contrary in this paragraph 8, the Company's obligation to pay, and the Executive's right to receive, any compensation under this paragraph 8, including, without limitation, the Severance Payment and the Disability Payment, shall terminate upon the Executive's breach of any provision of paragraph 12 hereof. In addition, the Executive shall promptly forfeit any compensation received from the Company under this paragraph 8, including, without limitation, the Severance Payment and the Disability Payment, upon the Executive's breach of any provision of paragraph 12 hereof.

     9. Resignation of Executive. Upon any termination of the Executive's employment under this Agreement, the Executive shall be deemed to have resigned from any and all offices held by the Executive in the Company and/or any of the Affiliates (as defined below).

    10. Effect of Change in Control.

        (a) The Company or its successor shall pay the Executive the Change in Control Benefits (as defined below) if there has been a Change in Control (as defined below) and any of the following events has occurred: (i) the Executive's employment under this Agreement is terminated in accordance with paragraph 7(a)(i), (ii) upon a Change in Control under paragraph 10(e)(ii), the Company or its successor does not expressly assume all of the terms and conditions of this Agreement, or (iii) there are less than thirty (30) months remaining under the term of this Agreement (without regard to the last clause of paragraph 2 hereof).

        (b) For purposes of this Agreement, the "Change in Control Benefits" shall mean the following benefits:

            (i) A cash payment equal to two and 99/100 (2.99) times the Base Salary in effect on the date of such Change in Control, payable within sixty (60) days of the Change in Control; and

            (ii) Continued receipt of all compensation and benefits set forth in paragraphs 5(a) and 5(b) of this Agreement, until the earlier of (i) one year following the Change in



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        Control (subject to the Executive's COBRA rights) or (ii) the commencement of comparable coverage from another employer. The provision of any one benefit by another employer shall not preclude the Executive from continuing participation in Company benefit programs provided under this paragraph 10(b)(ii) that are not provided by the subsequent employer. The Executive shall promptly notify the Company upon receipt of benefits from a new employer comparable to any benefit provided under this paragraph 10(b)(ii).

        (c) Notwithstanding anything to the contrary herein, (i) in the event that the Executive's employment under this Agreement is terminated in accordance with paragraph 7(a)(i) within sixty (60) days prior to a Change in Control, such termination shall be deemed to have been made in connection with the Change in Control and the Executive shall be entitled to the Change in Control Benefits; and (ii) in the event that the Executive's employment under this Agreement is terminated by the Company or its successor in accordance with paragraph 7(a)(i) after a Change in Control and the Executive was not already entitled to the Change in Control Benefits under paragraph 10(a)(iii), the Company or its successor shall pay the Executive an amount equal to the difference between the Change in Control Benefits and the amounts actually paid to the Executive under this Agreement after the Change in Control but prior to his termination.

        (d) The Change in Control Benefits are in addition to any and all other Company benefits to which the Executive may be entitled, including, without limitation, Base Salary, Incentive Compensation, Severance Payment, Disability Payment and the exercise or surrender of stock options as a result of the Change in Control.

        (e) For purposes of this Agreement, a "Change in Control" shall be deemed to have occurred:

            (i) if any person or group of persons acting together (other than (a) the Company or any person who on December 1, 1996 was (I) a director or officer of the Company, or (II) whose shares of Common Stock of the Company are treated as "beneficially owned" by any such director or officer, or (b) any institutional investor (filing reports under Section 13(g) rather than 13(d) of the Securities Exchange Act of 1934, as amended, including any employee benefit plan or employee benefit trust sponsored by the Company)), becomes a beneficial owner, directly or indirectly, of securities of the Company representing ten percent (10%) or more of either the then-outstanding Common Stock of the Company or the combined voting power of the Company's then-outstanding voting securities;

            (ii) if the Directors or Shareholders of the Company approve an agreement to merge into or consolidate with, or to sell all or substantially all of the Company's assets to, any person (other than a wholly-owned subsidiary of the Company formed for the purpose of changing the Company's corporate domicile); or

            (iii) if the new Directors appointed to the Board of Directors during any twelve-month period constitute a majority of the Board of Directors, unless (i) the directors who were in office for at least twelve (12) months prior to such twelve-month period (the "Incumbent Directors") plus (ii) the new Directors who were recommended or appointed by



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        a majority of the Incumbent Directors constitutes a majority of the Board of Directors.

        For purposes of this paragraph 10(e), a "person" includes an individual, a partnership, a corporation, an association, an unincorporated organization, a trust or any other entity.

    11. Stock Options. In the event of termination of the Executive's employment under this Agreement for "cause", all stock options or other stock based compensation awarded to the Executive shall lapse and be of no further force or effect whatsoever in accordance with the Option Plan. In the event that the Company terminates the Executive's employment under this Agreement without "cause" or upon the death or permanent disability of the Executive, all stock options and other stock based compensation awarded to the Executive shall become fully vested and immediately exercisable; provided, however, in the event the Executive elects to receive the Severance Payment or the Disability Payment, as applicable, such options and other stock based compensation cannot be exercised until the expiration of the eighteen month periods referenced in paragraph 12 hereof and such stock options or other stock based compensation shall be automatically forfeited upon the Executive's breach of any of the provisions of paragraph 12 hereof. Any Stock Option Agreements between the Company and the Executive shall be amended to conform to the provisions of this paragraph 11.

    12. Covenant Not To Compete and Confidentiality.

        (a) The Executive acknowledges the Company's reliance and expectation of the Executive's continued commitment to performance of his duties and responsibilities during the term of this Agreement. In light of such reliance and expectation on the part of the Company, Executive agrees that:

            (i) for a period commencing on the date of this Agreement and ending upon the expiration of Executive's employment under this Agreement, Executive shall not, directly or indirectly, engage in, or have an interest in or be associated with (whether as an officer, director, stockholder, partner, associate, employee, consultant, owner or otherwise) any corporation, firm or enterprise which is engaged in (A) the real estate business (the "Real Estate Business"), including, but not limited to, the development, ownership, leasing, sales, management or financing of single family or multi-family housing, condominiums, townhome communities or other form of housing, or (B) any business which is competitive with the business then or at any time during the term of this Agreement conducted or proposed to be conducted by the Company, or any corporation owned or controlled by the Company or under common control with the Company ("Affiliate"), anywhere within the continental United States or Canada; provided, however, that the Executive shall be permitted to make passive investments in the Real Estate Business;

            (ii) subject to paragraphs 8(a) and 8(c) of this Agreement, for a period of eighteen (18) months commencing upon the termination for any reason of the Executive's employment under this Agreement, the Executive shall not, directly or indirectly, engage in, or have an interest in or be associated with (whether as an officer, director, stockholder, partner, associate, employee, consultant, owner or otherwise) any corporation, firm or enterprise which is engaged in any aspect of the manufactured housing community business or any other business which is competitive with the business then or at any time during the term of this Agreement conducted or proposed to be conducted by the Company or any Affiliate (the "Company Business"), anywhere



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within the continental United States or Canada; except that the Executive may invest in any publicly held entity engaged in the Company Business, if his investment in such entity does not exceed one percent (1%) in value of the issued and outstanding equity securities of such entity;

            (iii) the Executive will not at any time, for so long as any Confidential Information (as defined below) shall remain confidential or otherwise remain wholly or partially protectable, either during the term of this Agreement or thereafter, use or disclose, directly or indirectly to any person outside of the Company or any Affiliate any Confidential Information;

            (iv) promptly upon the termination of this Agreement for any reason, the Executive (or in the event of the Executive's death, his personal representative) shall return to the Company any and all copies (whether prepared by or at the direction of the Company or Executive) of all records, drawings, materials, memoranda and other data constituting or pertaining to Confidential Information;

            (v) subject to paragraphs 8(a) and 8(c) of this Agreement, for a period of eighteen (18) months commencing upon the termination for any reason of the Executive's employment under this Agreement, the Executive shall not, either directly or indirectly, take any action which would tend to divert from the Company or any Affiliate any trade or business with any customer or supplier with whom the Executive had any contact or association during the term of the Executive's employment with the Company or with any party whose identity or potential as a customer or supplier was confidential or learned by the Executive during his employment by the Company; and

           (vi) subject to paragraphs 8(a) and 8(c) of this Agreement, for a period of eighteen (18) months commencing upon the termination for any reason of the Executive's employment under this Agreement, the Executive shall not, either directly or indirectly, solicit for employment any person with whom the Executive was acquainted while in the Company's employ.

        As used in this Agreement, the term "Confidential Information" shall mean all business information of any nature and in any form which at the time or times concerned is not generally known to those persons engaged in business similar to that conducted or contemplated by the Company or any Affiliate (other than by the act or acts of an employee not authorized by the Company to disclose such information) and which relates to any one or more of the aspects of the present or past business of the Company or any of the Affiliates or any of their respective predecessors, including, without limitation, patents and patent applications, inventions and improvements (whether or not patentable), development projects, policies, processes, formulas, techniques, know-how, and other facts relating to sales, advertising, promotions, financial matters, customers, customer lists, customer purchases or requirements, and other trade secrets.

        (b) The Executive agrees and understands that the remedy at law for any breach by him of this paragraph 12 will be inadequate and that the damages flowing from such breach are not readily susceptible to being measured in monetary terms. Accordingly, it is acknowledged that, upon adequate proof of the Executive's violation of any legally enforceable provision of this paragraph 12, the Company shall be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach. Nothing in this paragraph 12 shall be



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deemed to limit the Company's remedies at law or in equity for any breach by the Executive of any of the provisions of this paragraph 12 which may be pursued or availed of by the Company.

     13. Arbitration. Any dispute or controversy arising out of or relating to this Agreement shall be settled finally and exclusively by arbitration in the State of Michigan in accordance with the expedited procedures of the Commercial Arbitration Rules of the American Arbitration Association then in effect. Such arbitration shall be conducted by an arbitrator(s) appointed by the American Arbitration Association in accordance with its rules and any finding by such arbitrator(s) shall be final and binding upon the parties. Judgment upon any award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof, and the parties consent to the jurisdiction of the courts of the State of Michigan for this purpose. Nothing contained in this paragraph 13 shall be construed to preclude the Company from obtaining injunctive or other equitable relief to secure specific performance or to otherwise prevent a breach or contemplated breach of this Agreement by the Executive as provided in paragraph 12 hereof.

     14. Notice. Any notice, request, consent or other communication given or made hereunder shall be given or made only in writing and (a) delivered personally to the party to whom it is directed; (b) sent by first class mail or overnight express mail, postage and charges prepaid, addressed to the party to whom it is directed; or (c) telecopied to the party to whom it is directed, at the following addresses or at such other addresses as the parties may hereafter indicate by written notice as provided herein:

        If to the Company:

                Sun Communities. Inc.
                31700 Middlebelt Road, Suite 145
                Farmington Hills, Michigan  48334
                Fax: (810) 932-3072
                Attn: Board of Directors

        With a copy to:

                Jaffe, Raitt, Heuer & Weiss,
                Professional Corporation
                One Woodward Avenue, Suite 2400
                Detroit, Michigan  48226
                Fax: (313) 961-8358
                Attn:  Arthur A. Weiss

        If to the Executive:

                Gary A. Shiffman
                6212 Bromley Court
                West Bloomfield, Michigan 48322




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


        With a copy to:

                Douglas J. Golden, P.C.
                255 E. Brown Street
                Suite 110
                Birmingham, Michigan 48009
                Fax: (810) 433-1014
                Attn:  Douglas J. Golden

     Any such notice, request, consent or other communication given or made:
(i) in the manner indicated in clause (a) of this paragraph shall be deemed to be given or made on the date on which it was delivered; (ii) in the manner indicated in clause (b) of this paragraph shall be deemed to be given or made on the third business day after the day in which it was deposited in a regularly maintained receptacle for the deposit of the United States mail, or in the case of overnight express mail, on the business day immediately following the day on which it was deposited in the regularly maintained receptacle for the deposit of overnight express mail; and (iii) in the manner indicated in clause (c) of this paragraph shall be deemed to be given or made when received by the telecopier owned or operated by the recipient thereof.

     15. Miscellaneous.

        (a) The provisions of this Agreement are severable and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions and any partially unenforceable provision to the extent enforceable in any jurisdiction nevertheless shall be binding and enforceable.

        (b) The rights and obligations of the Company under this Agreement shall inure to the benefit of, and shall be binding on, the Company and its successors and assigns, and the rights and obligations (other than obligations to perform services) of the Executive under this Agreement shall inure to the benefit of, and shall be binding upon, the Executive and his heirs, personal representatives and assigns. This Agreement is personal to Executive and he may not assign his obligations under this Agreement in any manner whatsoever.

        (c) The failure of either party to enforce any provision or protections of this Agreement shall not in any way be construed as a waiver of any such provision or provisions as to any future violations thereof, nor prevent that party thereafter from enforcing each and every other provision of this Agreement. The rights granted the parties herein are cumulative and the waiver of any single remedy shall not constitute a waiver of such party's right to assert all other legal remedies available to it under the circumstances.

        (d) This Agreement supersedes all agreements and understandings between the parties and may not be modified or terminated orally. No modification, termination or waiver shall be valid unless in writing and signed by the party against whom the same is sought to be enforced.

        (e) This Agreement shall be governed by and construed according to the laws of the State of Michigan.




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


        (f) Captions and paragraph headings used herein are for convenience and are not a part of this Agreement and shall not be used in construing it.

        (g) This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        (h) Each party shall pay his or its own fees and expenses, including, without limitation, legal fees, incurred in connection with the transactions contemplated by this Agreement, including, without limitation, any fees incurred in connection with any arbitration arising out of the transactions contemplated by this Agreement.

     IN WITNESS WHEREOF, the parties have executed this Employment Agreement on the date first written above.


                                        COMPANY:

                                        SUN COMMUNITIES, INC.,
                                        a Maryland corporation



                                        By: /s/ Jeffrey P. Jorissen
                                           ------------------------------------
                                           Jeffrey P. Jorissen, Senior Vice
                                           President and Chief Financial Officer




                                        EXECUTIVE:


                                        /s/ Gary A. Shiffman
                                        ---------------------------------------
                                        GARY A. SHIFFMAN









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